                                     SECOND
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           BIOVEST INTERNATIONAL, INC.


     The amended and restated articles of incorporation of Biovest International, Inc. (f/k/a Cellex Biosciences, Inc., which was f/k/a Endotronics, Inc.), a Minnesota corporation, shall be amended and restated as follows:

                                    ARTICLE 1

                                      NAME
                                      ----

     The name of the corporation is: BIOVEST INTERNATIONAL, INC.

                                    ARTICLE 2

                                REGISTERED OFFICE
                                -----------------

     The address of the registered office of the corporation in the State of Minnesota shall be 8500 Evergreen Boulevard, Coon Rapids, Minnesota 55433.

                                    ARTICLE 3

                                     PURPOSE
                                     -------

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Minnesota Business Corporation Act.

                                    ARTICLE 4

                                  CAPITAL STOCK
                                  -------------

     The aggregate number of shares that the corporation has authority to issue is Sixty Million (60,000,000), with Fifty Million (50,000,000) of such shares being shares of voting common stock designated as "Common Stock," having no par value, and Ten Million (10,000,000) of such shares being shares of preferred stock designated as "Preferred Stock," having a par value of one cent ($.01) per share. Notwithstanding the preceding provision, for purposes of the determination of foreign corporation qualification, franchise fees or similar charges, the Common Stock shall be deemed to have a par value of one cent ($.01) per share.

                                    ARTICLE 5

                                    DIRECTORS
                                    ---------

     The number of directors of the corporation shall be such as from time to time shall be fixed by resolution of the board of directors or as otherwise provided in the Bylaws of the corporation. Election of directors need not be by written ballot unless the Bylaws so provide. The corporation's board of directors is authorized to adopt, amend or repeal the Bylaws of corporation. The corporation's board of directors shall be divided into three classes as nearly equal in number as possible with respect to the first time for which they shall severally hold office. Directors of Class I first chosen shall hold office until the first annual meeting of the shareholders following their election; directors of Class II first chosen shall hold office until the second annual meeting following their election; and directors of Class III first chosen shall hold office until the third annual meeting following their election. At each annual meeting of shareholders held thereafter, directors shall be chosen for a term of three years to succeed those whose terms expire. Any vacancy in the corporation's board of directors which results from the death, resignation or retirement of a director, or any other cause shall be filled by a majority vote of the remaining directors, even if less than a quorum, for a term corresponding to the unexpired term of his predecessor in office. An increase or decrease in the number of directors shall be so apportioned among the classes as to make all classes authorized by the requisite vote of shareholders as nearly equal in number as possible. Any or all of the directors of the corporation may be removed from office at any time, but only for cause. Each director shall hold office until the expiration of the term for which he is elected and until his successor is elected and qualified, or until his earlier resignation or removal.

                                    ARTICLE 6

                              NO CUMULATIVE VOTING
                              --------------------

     The corporation's shareholders shall not have any cumulative voting rights.

                                    ARTICLE 7

                              NO PREEMPTIVE RIGHTS
                              --------------------

     The corporation's shareholders shall not have any pre-emptive right to acquire unissued securities or rights to purchase securities of the corporation, whether now or hereafter authorized.


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

                                    ARTICLE 8

                ACTIONS OF BOARD OF DIRECTORS BY WRITTEN CONSENT
                ------------------------------------------------

     Any action required or permitted to be taken at a meeting of the corporation's board of directors and not requiring approval by the corporation's shareholders may be taken by written action signed by all the directors of the corporation.

                                    ARTICLE 9

                        LIMITATION ON DIRECTOR LIABILITY
                        --------------------------------

     To the fullest extent permitted by the Minnesota Business Corporation Act, as amended from time to time, a director of this corporation shall not be personally liable to this corporation or its. shareholders for monetary damages for breach of fiduciary duty as a director. No amendment or repeal of the foregoing sentence shall have any effect on the liability of any director of this corporation with respect to acts or omissions of such director prior to such amendment or repeal.


     IN WITNESS WHEREOF, I certify, on this ____ day of May 2001, that these Second Amended and Restated Articles of Incorporation were duly approved pursuant to Minnesota Statutes chapter 302A, that I am authorized to execute these Second Amended and Restated Articles of Incorporation and that by signing these Second Amended and Restated Articles of Incorporation I am subject to the penalties of perjury as set forth in Minnesota Statutes section 609.48 as if I had signed them under oath.


                                           ------------------------------------
                                           Name:  Othon Mourkakos
                                           Title: President and Secretary




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